Exhibit 99.1

Marker Therapeutics and Cellipont Bioservices Announce Collaboration to Advance cGMP Manufacturing of MT-601, a Multi-Antigen Recognizing T Cell Therapy for Patients with Lymphoma

Houston, TX – June 17, 2025 – Marker Therapeutics, Inc. (Nasdaq: MRKR), a clinical-stage immuno-oncology company focusing on developing next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications, today announced a collaboration with Cellipont Bioservices, a leading cell therapy Contract Development and Manufacturing Organization (CDMO), for current good manufacturing practice (cGMP) manufacturing of MT-601, Marker’s lead Multi-Antigen Recognizing (MAR)-T cell therapy.

MT-601 is currently being investigated in the Phase 1 APOLLO study in patients with lymphoma who relapsed after anti-CD19 chimeric antigen receptor (CAR)-T cell therapy or for whom anti-CD19 CAR-T cell therapy is not an option (clinicaltrials.gov identifier: NCT05798897). Marker previously reported a favorable safety profile and objective responses in 7 out of 9 study participants (78%), with 4 participants demonstrating complete response (44.4%) as early as 4 weeks after infusion of MT-601 (Press Release, December 19, 2024).

Under the agreement, Cellipont will provide technology transfer and cGMP manufacturing services to support the scale-up and production of MT-601 for Marker’s APOLLO study. The collaboration between Marker and Cellipont is designed to accelerate clinical supply and lay the foundation for a potential pivotal trial and commercial readiness.

“This exciting collaboration with Cellipont is a critical step forward as we prepare for a potential pivotal trial of MT-601 in patients with diffuse large B-cell lymphoma (DLBCL) who have relapsed after or are ineligible for anti-CD19 CAR-T cell therapy”, commented Dr. Juan Vera, President and CEO of Marker Therapeutics. “The promising clinical data we have observed in the ongoing APOLLO study reinforce our commitment to advancing MT-601 to address an important area of unmet need. We sought a manufacturing partner with the capabilities to support not only mid-to-late-stage clinical development but also future commercial production, and we believe Cellipont is well positioned to support us as we advance our program through the next stages.”

Cellipont provides end-to-end development and manufacturing services for advanced therapies, including CAR-T, and tumor-infiltrating lymphocytes (TILs). Its 76,000-square-foot state-of-the-art facility in The Woodlands, Texas, features modular cleanrooms, integrated QC labs, and advanced closed processing systems designed to accelerate and scale high-quality cell therapy production. With deep scientific expertise and its integrated approach, we believe Cellipont can help advance therapies from early development to commercial readiness.

Darren Head, CEO of Cellipont Bioservices, stated “We are proud to support Marker Therapeutics in advancing MT-601, a compelling MAR-T cell therapy that is anticipated to address a major need in the cell therapy space. Our team is dedicated to enabling the success of next-generation immunotherapies, and Marker’s platform exemplifies the innovation and translational potential that defines the future of cancer treatment. This partnership reflects our shared focus on quality, agility, and impact for patients.”

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a Houston, TX-based clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumors. The Company was founded at Baylor College of Medicine, and clinical trials that enrolled more than 200 patients across various hematological and solid tumor indications showed that the Company’s autologous and allogeneic MAR-T cell products were well tolerated and demonstrated durable clinical responses. Marker’s goal is to introduce novel T cell therapies to the market and improve patient outcomes. To achieve these objectives, the Company prioritizes the preservation of financial resources and focuses on operational excellence. Marker’s unique T cell platform is strengthened by non-dilutive funding from U.S. state and federal agencies supporting cancer research.

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About Cellipont Bioservices

Cellipont Bioservices is a premier Contract Development and Manufacturing Organization (CDMO) specializing in the advancement of cell therapies. With a team of industry-leading experts, Cellipont is at the forefront of cell therapy development and manufacturing, offering comprehensive solutions from process development, analytical services, to large-scale commercial manufacturing. Our purpose-built facility, combined with our cutting-edge technology and commitment to quality enable us to support our clients in delivering life-changing cell therapies to patients worldwide. Cellipont Bioservices is dedicated to excellence in all aspects of our operations, ensuring that we not only meet but exceed the expectations of our clients and the communities we serve. To learn more, visit www.cellipont.com and follow us on LinkedIn.

Forward-Looking Statements

This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research, development and regulatory activities and expectations relating to our non-engineered multi- antigen recognizing T cell therapies; the manufacturing capabilities of our CDMO partners; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; and the timing, conduct, interim results announcements and outcomes of our clinical trials of our product candidates, including MT-601 for the treatment of patients with lymphoma. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at WWW.SEC.GOV. The Company assumes no obligation to update its forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release except as may be required by law.

Marker Therapeutics

Investor and Media Contact

Marker Therapeutics, Inc.
+1 (713) 400-6400
investor.relations@markertherapeutics.com

Cellipont Bioservices

Media Contact

Edwin Beale

CCO

ebeale@cellipont.com